Exhibit 99
[PSYCHIATRIC SOLUTIONS, INC. LOGO]
Contact:
Brent Turner
Executive Vice President,
Finance and Administration
(615) 312-5700
PSYCHIATRIC SOLUTIONS TERMINATES AGREEMENT TO ACQUIRE
ALTERNATIVE BEHAVIORAL SERVICES, INC.
FRANKLIN, Tenn. (October 10, 2006) — Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) today announced that it has terminated its previously announced definitive agreement to acquire Alternative Behavioral Services, Inc. (“ABS”), headquartered in Norfolk, Virginia, which was signed in May 2006. PSI reached its decision following significant effort to resolve the individual and cumulative effects of certain significant issues and changes that have a material adverse effect on ABS’s operations and financial results. Because PSI does not include any impact from future acquisitions in its earnings guidance, this termination will not affect its established earnings guidance for 2006.
     PSI will hold a conference call to discuss this release today at 10:00 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.psysolutions.com and clicking Investor Relations or by going to www.earnings.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on October 24, 2006.
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI’s business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) potential competition which alters or impedes PSI’s acquisition strategy by decreasing PSI’s ability to acquire additional inpatient facilities on favorable terms; (2) the ability of PSI to improve the operations of acquired inpatient facilities; (3) the ability to maintain favorable and continuing relationships with physicians who use PSI’s facilities; (4) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI’s acquisition strategy and capital expenditure needs; (5) risks inherent to the health care industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients and others; (6) PSI’s ability to comply with applicable licensure and accreditation requirements; and (7) potential difficulties in integrating recently acquired operations with PSI. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI’s filings with the Securities and Exchange Commission. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.
     PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 64 owned or leased freestanding psychiatric inpatient facilities with approximately 6,900 beds in 27 states. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.
- END -